Exhibit 99.1

AMERICAN AIRLINES EXECUTIVE BELLA GOREN

JOINS GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO- July 22, 2011 - Gap Inc. (NYSE: GPS) today announced that Bella Goren, chief financial officer of AMR Corporation and American Airlines, Inc., has been appointed to the company's board of directors, effective August 15. She will become the 11th member of the board and will serve on the company's audit and finance committee.

"Bella Goren is an accomplished business leader with 25 years of experience enabling a truly American company to succeed and expand around the world," said Glenn Murphy, Gap Inc. chairman and chief executive officer. "Her breadth of experience across the financial, operational, and marketing aspects of running an international company will be a tremendous asset to Gap Inc."

Ms. Goren, 51, is a member of AMR Corporation's executive committee and responsible for all of the company's financial functions, including treasury, corporate finance, corporate development, purchasing, accounting, tax, financial planning and relationships with the investment community.

As a 25-year veteran of AMR and American, Ms. Goren is recognized for her operational, finance, and marketing expertise. Her roles of increasing responsibility over the years have included serving as the head of American's Pacific Division, which included operations in Japan and business activities throughout Asia and the South Pacific, and Senior Vice President of Customer Relationship Marketing.

"I'm a long-time fan of the Gap Inc. family of brands, and recognize the growth opportunity the company has going forward," said Goren. "I look forward to contributing in ways that help the company drive long-term success and shareholder value, while staying true to Gap Inc.'s heritage of doing what's right for its customers and community."

Ms. Goren is fluent in Russian. She holds degrees from the University of Texas, and Southern Methodist University. She is on the Executive Board of the SMU School of Engineering and is a member of the International Women's Forum.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

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Mike Jenkins

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